UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 28, 2010
June 2, 2010
AMSURG CORP.
(Exact Name of Registrant as Specified in Charter)

Tennessee	000-22217	62-1493316
(State or Other Jurisdiction of	(Commission	(I.R.S. Employer
Incorporation)	File Number)	Identification No.)

20 Burton Hills Boulevard
Nashville, Tennessee	37215
(Address of Principal Executive Offices)	(Zip Code)
(615) 665-1283
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into A Material Definitive Agreement.
     On May 28, 2010, AmSurg Corp. (the “Company”) entered into a Revolving Credit Agreement, dated May 28, 2010, by and among the Company, the banks and other financial institutions from time to time party thereto (the “Lenders”) and SunTrust Bank, in its capacity as Administrative Agent for the Lenders (the “Revolving Credit Agreement”). The Revolving Credit Agreement permits the Company to borrow up to $375,000,000 to, among other things, finance its acquisition and development projects and any future stock repurchase programs at an interest rate equal to, at the Company’s option, the base rate plus 1.25% to 2.50%, or LIBOR plus 2.25% to 3.50%, or a combination thereof; provides for a fee of 0.25% to 0.625% of unused commitments; and contains covenants customary for agreements of this type, including covenants relating to the ratio of debt to EBITDA, operating performance and minimum net worth. Borrowings under the Revolving Credit Agreement mature in May 2015 and are secured primarily by a pledge of the Company’s ownership interests in its subsidiaries.
     If an event of default under the Revolving Credit Agreement shall occur and be continuing, the commitments under the Revolving Credit Agreement may be terminated and the principal amount outstanding under the Revolving Credit Agreement, together with all accrued unpaid interest and other amounts owing under the Revolving Credit Agreement and related loan documents, may be declared immediately due and payable.
     The foregoing summary of the Revolving Credit Agreement is qualified in its entirety by reference to the text of the Revolving Credit Agreement, which is included as Exhibit 99.1 hereto and incorporated herein by reference.
     On May 28, 2010, the Company also issued 6.04% Senior Secured Notes (the “Notes”) in the aggregate principal amount of $75,000,000 to certain institutional investors in a private placement pursuant to a Note Purchase Agreement (the “Note Purchase Agreement”), by and among the Company and the purchasers party thereto. The Note Purchase Agreement contains covenants customary for agreements of this type, which are substantially similar to the covenants contained in the Revolving Credit Agreement. The Notes are secured primarily by a pledge of the Company’s ownership interests in its subsidiaries. The Note Purchase Agreement also contains customary events of default, the occurrence of which will permit the holders of the Notes to accelerate the amounts due thereunder.
     The entire unpaid principal balance of the Notes will be due and payable on May 28, 2020 with interest due May 28, August 28, November 28 and February 28 of each calendar year. The Company may prepay at any time all or part of the Notes at 100 percent of the principal amount thereof, together with accrued and unpaid interest, plus any applicable make-whole amount. The Company will be required to make quarterly payments on the principal balance beginning on August 28, 2013.
     The foregoing summary of the Note Purchase Agreement is qualified in its entirety by reference to the text of the Note Purchase Agreement, which is included as Exhibit 99.2 hereto and incorporated herein by reference.

Item 1.02. Termination of Material Definitive Agreement.
     The disclosure provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 1.02. Effective upon the execution of the Revolving Credit Agreement described in Item 1.01 above, the Third Amended and Restated Revolving Credit Agreement, dated July 28, 2006 (the “Third Amended and Restated Credit Agreement”), by and among the Company and various lenders including SunTrust Bank as administrative agent was terminated. Under the terms of the Third Amended and Restated Revolving Credit Agreement, the Company paid at an interest rate equal to, at the Company’s option, the prime rate, LIBOR plus 0.15% to 1.50%, or a combination thereof. The Third Amended and Restated Revolving Credit Agreement contained restrictive covenants, which included covenants related to the ratio of debt to net worth, operating performance and minimum net worth.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On May 28, 2010, the Company entered into the Revolving Credit Agreement, the material terms and conditions of which are described in Item 1.01 of this Current Report on Form 8-K and are incorporated by reference into this Item 2.03.
     On May 28, 2010, the Company entered into the Note Purchase Agreement, the material terms and conditions of which are described in Item 1.01 of this Current Report on Form 8-K and are incorporated by reference into this Item 2.03.
Item 7.01. Regulation FD Disclosure
     The Company issued a press release regarding the Revolving Credit Agreement and the Note Purchase Agreement, dated June 1, 2010, which is attached hereto as Exhibit 99.3.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
99.1 Revolving Credit Agreement, dated May 28, 2010, by and among AmSurg Corp., the several banks and other financial institutions from time to time party thereto, (the “Lenders”), and SunTrust Bank, in its capacity as Administrative Agent for the Lenders.
99.2 Note Purchase Agreement, dated May 28, 2010, by and among AmSurg Corp. and The Prudential Life Insurance Company of America, Pruco Life Insurance Company, Prudential Retirement Insurance and Annuity Company and Forethought Life Insurance Company.
99.3 Press release issued by AmSurg Corp. dated June 1, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMSURG CORP.

By:	/s/ Claire M. Gulmi Claire M. Gulmi Executive Vice President, Chief Financial Officer and Secretary
(Principal Financial and Duly Authorized Officer)
Date: June 2, 2010

EXHIBIT INDEX

Exhibit No.	Description
99.1	Revolving Credit Agreement, dated May 28, 2010, by and among AmSurg Corp., the several banks and other financial institutions from time to time party thereto (the “Lenders”), and SunTrust Bank, in its capacity as Administrative Agent for the Lenders

99.2	Note Purchase Agreement, dated May 28, 2010, by and among AmSurg Corp. and The Prudential Insurance Company of America, Pruco Life Insurance Company, Prudential Retirement Insurance and Annuity Company and Forethought Life Insurance Company

99.3	Press release issued by AmSurg Corp. dated June 1, 2010.